Crowe Horwath Gossler™

Gossler, S.C.
Member Crowe Horwath International

Oficina México - Polanco
Av. Miguel de Cervantes Saavedra
No.193, Piso 7-702
Col. Granada
11520, Miguel Hidalgo, México D.F.
+52 (55) 2624 2111 Tel
www.crowehorwath.com.mx

October 14, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 14, 2013 (the "Report"), of SPAR Group, Inc. ("SGRP"), and are in agreement with the Report as they pertain to Gossler, Sociedad Civil and the Mexican subsidiary of SGRP, SPAR TODOPROMO, SAPI, de CV. . We have no basis to agree or disagree with other statements of SGRP contained therein.

Very truly yours,

Gossler, Sociedad Civil

By: /Leonardo Pineda - Partner

October 14, 2013